EXHIBIT 99.1
Palatin Technologies Announces Appointment of Anthony M. Manning, Ph.D. to
Board of Directors

CRANBURY, N.J., September 12, 2017 -- Palatin Technologies, Inc. (NYSE MKT: PTN), a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential, announced today that Anthony M. Manning, Ph.D. was appointed to Palatin’s Board of Directors on September 7, 2017. Dr. Manning currently serves as the Senior Vice President of Research at Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA), Cambridge, MA.

"We are pleased to welcome Anthony to our Board," said John Prendergast, Ph.D., Chairman of the Board of Palatin Technologies. "Anthony is an accomplished pharmaceutical executive with extensive experience translating research into innovative products. Earlier this year we licensed bremelanotide, our Phase 3 treatment for female sexual dysfunction, to AMAG Pharmaceuticals. As we now begin to focus on the development of our earlier stage assets, Anthony will provide valuable insights and perspective with respect to our research, development and business strategy."

Dr. Manning, age 55, is responsible for research and the discovery of novel products as the Senior Vice President of Research at Momenta Pharmaceuticals, Inc. Since joining Momenta, his team has advanced three novel autoimmune drugs into development. Prior to Momenta, Dr. Manning was Vice President and Head of Immunology Research for Biogen Idec, Inc. Before that, he was Vice President and Global Head of Inflammation, Autoimmunity and Transplantation Research at Roche Pharmaceuticals.

Anthony M. Manning holds a Ph.D. from the University of Otago, New Zealand, and has authored more than 100 peer-reviewed publications and patents in the fields of signal transduction, autoimmune diseases and drug discovery.

Davis Board Consultants of Boston, MA assisted in the search.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information, please visit http://www.palatin.com.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST

Chief Operating Officer/Chief Financial Officer

Tel: (609) 495-2200/info@palatin.com

Palatin Technologies Media Inquiries:
Paul Arndt, MBA, LifeSci Advisors, LLC

Managing Director

Tel: (646) 597-6992 / Paul@LifeSciAdvisors.com

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